Exhibit 23

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTING FIRM

We have issued our report dated October 7, 2013, with respect to the Historical Summary of the Fortress Portfolio for the year ended December 31, 2012 included in this Current Report of American Realty Capital Properties, Inc. on Form 8-K. We hereby consent to the incorporation by reference of said report in the Registration Statements of American Realty Capital Properties, Inc. on Forms S-3 (File No. 333-182971, File No. 333-182972 and File No. 333-187240), Form S-8 (File No. 333-176714) and Form S-4 (333-190056).

/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania
October 7, 2013